News Release
Denbury Announces $250MM Share Repurchase Authorization

PLANO, Texas – May 5, 2022 – Denbury Inc. (NYSE: DEN) (“Denbury” or the “Company”) today announced that its Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $250 million of its outstanding shares of common stock, which represent more than 7% of Denbury’s current market capitalization.

“Denbury maintains a disciplined approach to capital allocation and is committed to deploying capital toward opportunities that drive the greatest value for our shareholders,” commented Mark Allen, EVP and Chief Financial Officer. “With our anticipated strong free cash flow generation and the significant value opportunity ahead of us with CCUS, we believe a share repurchase program is warranted. We expect to maintain our strong balance sheet and advance our EOR and CCUS strategic priorities while returning meaningful capital to shareholders through this share repurchase program.”

The timing and amount of any share repurchases under the share repurchase program will be determined by Denbury’s management at its discretion based on ongoing assessments of the capital needs of its business, the market price of Denbury’s common stock, general market conditions and applicable legal requirements. Share repurchases may be made through a variety of methods, which could include open market purchases, negotiated transactions, block trades, exchange transactions, other methods or any combination of such methods. The program does not obligate Denbury to acquire any particular dollar amount or number of shares of its common stock, and the share repurchase program may be suspended or discontinued at any time at the Company’s discretion. The share repurchase program has no prescribed term.

ABOUT DENBURY

Denbury is an independent energy company with operations and assets focused on Carbon Capture, Use and Storage (CCUS) and Enhanced Oil Recovery (EOR) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has also been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over four million tons of captured industrial-sourced CO2 annually, with an objective to fully offset its Scope 1, 2, and 3 CO2 emissions by 2030, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

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This press release contains forward looking statements that involve risks and uncertainties, including risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, which risks and uncertainties are incorporated by reference as though fully set forth herein. These statements are based on financial and operating assumptions that the Company believes are reasonable based on currently available information however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. Any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its projections as of any future date.

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DENBURY IR CONTACTS
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Bierhaus, 972.673.2554, beth.bierhaus@denbury.com
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